Exhibit 10.26

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), effective March 18, 2014, is made and entered into by and between DOLLAR GENERAL CORPORATION (the “Company”) and RICHARD DREILING (“Executive”).  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Employment Agreement (as defined below).

WITNESSETH:

WHEREAS, the Company and Executive have previously entered into an Employment Agreement by and between the Company and Executive, as amended and restated on April 23, 2010, subject to a limited waiver dated April 23, 2010 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement to remove the gross-up payment for excise taxes, together with any interest and penalties, applicable under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) for “excess parachute payments” within the meaning of Section 280G of the Code and to add a limited cutback provision.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Employment Agreement, effective as of the date hereof, as follows:

1.         Exhibit I to the Employment Agreement is hereby deleted in its entirety and replaced with the following:

Exhibit I

The provisions in this Exhibit I shall apply in respect of any 280G CiC that occurs while the Company is an entity whose stock is readily tradable on an established securities market (or otherwise).

Effect of 280G.  Any payments and benefits due under Section 9 that constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (“Code Section 280G”), plus all other “parachute payments” as defined under Code Section 280G that might otherwise be due to the Executive (collectively, with payments and benefits due under Section 9, “Total Payments”), shall be limited to the Capped Amount.  The “Capped Amount” shall be the amount otherwise payable, reduced in such amount and to such extent so that no amount of the Total Payments would constitute an “excess parachute payment” under Code Section 280G.  Notwithstanding the preceding sentence, the Executive’s Total Payments shall not be limited to the Capped Amount if it is determined that Executive would receive at least $50,000 in greater after-tax proceeds if no such reduction is made. The calculation of the Capped Amount and all other determinations relating to the applicability of Code Section 280G (and the rules and regulations promulgated thereunder) to the payments contemplated by this Agreement shall be made by the tax department of an independent public accounting firm, or, at Company’s discretion, by a compensation consulting firm, and such determinations shall be binding upon Executive and the Company. Unless Executive and the Company shall otherwise agree (provided such agreement does not cause any payment or benefit hereunder which is deferred compensation covered by Section 409A of the Internal Revenue Code to be in non-compliance with Section 409A of the Internal Revenue Code), in the event the Total Payments are to be reduced, the Company shall reduce or eliminate the payments or benefits to Executive by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the 280G CiC.  Any reduction pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

2.         In all other respects, the Employment Agreement shall remain in full force and effect, subject to any other amendments that may be adopted from time to time.

3.         This Amendment may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original Amendment, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representative to execute this Amendment.

DOLLAR GENERAL CORPORATION

		By:	/s/ Robert D. Ravener

		Its:	EVP, Chief People Officer

Date:	3/18/14

“EXECUTIVE”

/s/ Richard W. Dreiling

Date:	3/18/14

		Witnessed By:	/s/ Rhonda Taylor